UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

§ 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2

(Amendment No. 2)*

NetSpend Holdings, Inc.

(Name of Issuer)

Common Stock Par Value $0.001

(Title of Class of Securities)

64118V106

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[    ] Rule 13d-1(b)

[    ] Rule 13d-1(c)

[ x ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

{01780809; 2; 5004-2 }

CUSIP NO. 64118V106

13G

PAGE 1 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Oak Investment Partners X, Limited Partnership

06-1601019

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0  Shares of Common Stock

6.    SHARED VOTING POWER

0 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.

TYPE OF REPORTING PERSON

PN

{01780809; 2; 5004-2 }

CUSIP NO. 64118V106

13G

PAGE 2 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Oak Associates X, LLC

06-1630661

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

0 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.

TYPE OF REPORTING PERSON

OO-LLC

{01780809; 2; 5004-2 }

CUSIP NO. 64118V106

13G

PAGE 3 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Oak X Affiliates Fund, Limited Partnership

06-1622220

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

0 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.

TYPE OF REPORTING PERSON

PN

{01780809; 2; 5004-2 }

CUSIP NO. 64118V106

13G

PAGE 4 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Oak X Affiliates, LLC

06-1630662

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

0 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.

TYPE OF REPORTING PERSON

OO-LLC

{01780809; 2; 5004-2 }

CUSIP NO. 64118V106

13G

PAGE 5 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Oak Management Corporation

06-0990851

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

0 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.

TYPE OF REPORTING PERSON

CO

{01780809; 2; 5004-2 }

CUSIP NO. 64118V106

13G

PAGE 6 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Bandel L. Carano

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

0 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.

TYPE OF REPORTING PERSON

IN

{01780809; 2; 5004-2 }

CUSIP NO. 64118V106

13G

PAGE 7 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Edward F. Glassmeyer

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

0 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.

TYPE OF REPORTING PERSON

IN

{01780809; 2; 5004-2 }

CUSIP NO. 64118V106

13G

PAGE 8 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Fredric W. Harman

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

0 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.

TYPE OF REPORTING PERSON

IN

{01780809; 2; 5004-2 }

CUSIP NO. 64118V106

13G

PAGE 9 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Ann H. Lamont

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

0 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.

TYPE OF REPORTING PERSON

IN

{01780809; 2; 5004-2 }

Item 1.

(a)

Name of Issuer:

NetSpend Holdings, Inc.

(b)

Address of Issuer's principal executive offices:

701 Brazos Street, Suite 1300

Austin, Texas 78701-2582

Item 2.

(a)

Names of persons filing:

Oak Investment Partners X, Limited Partnership (“Oak X”)

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership (“Oak X Affiliates”)

Oak X Affiliates, LLC

Oak Management Corporation (“Oak Management”)

Bandel L. Carano

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

(b)

Address or principal business office or, if none, residence:

c/o Oak Management Corporation

901 Main Avenue, Suite 600

Norwalk, CT 06851

(c)

Citizenship:

Please refer to Item 4 on each cover sheet for each filing person.

(d)

Title of class of securities:

Common Stock, par value $0.001 per share

(e)

CUSIP No.:

64118V106

Item 3.

Statement filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c):

a:

(a)

[    ]

Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)

[    ]

Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)

[    ]

Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)

[    ]

Investment company registered under section 8 of the Investment Company Act of 1940 (15

U.S.C 80a-8).

(e)

[    ]

An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)

[    ]

An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)

[    ]

A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)

[    ]

A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12

U.S.C. 1813);

(i)

[    ]

A church plan that is excluded from the definition of an investment company under section

3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)

[    ]

Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Not applicable

Item 4. Ownership

The information in Items 1 and 5 through 11 on the cover pages of this Schedule 13G is hereby incorporated

{01780809; 2; 5004-2 }

by reference.

The Reporting Persons do not beneficially own any shares of Common Stock.

Item 5. Ownership of Five Percent (5%) or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent (5%) on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

By signing below, each of the undersigned certifies that, to the best of his or its individual knowledge and belief, the securities referred to above were (i) not acquired and held for the purpose, or with the effect, of changing or influencing the control of the issuer of the securities and (ii) not acquired and held in connection with, or as a participant in, any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated: February 11, 2014

Entities:

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Management Corporation

By:

/s/Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner or Managing Member

or as attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:

/s/Edward F. Glassmeyer

Edward F. Glassmeyer,

individually and as

attorney-in-fact for the

above-listed individuals

INDEX TO EXHIBITS

EXHIBIT A

Joint Filing Agreement

EXHIBIT B

Power of Attorney (previously filed)

EXHIBIT A

Joint Filing Agreement

Each of the undersigned hereby agree to file jointly the statement on Amendment No. 2 to Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as two or more persons with respect to the same securities (17 C.F.R. §240.13d-1(k)).

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Amendment No. 2 to Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto with respect to the Issuer.

Dated: February 11, 2014

Entities:

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Management Corporation

By:

/s/Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner or Managing Member

or as attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:

/s/Edward F. Glassmeyer

Edward F. Glassmeyer,

individually and as

attorney-in-fact for the

above-listed individuals